Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-264466 on Form N-2 of our report dated February 26, 2025, relating to the financial statements and financial highlights of Lord Abbett Corporate Opportunities Fund (formerly, Lord Abbett Special Situations Income Fund) appearing in the Annual Report on Form N-CSR of Lord Abbett Special Situations Income Fund for the year ended December 31, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 24, 2025